Exhibit 10.31
14th JUDICIAL DISTRICT COURT
PARISH OF CALCASIEU
STATE OF LOUISIANA

CLARK A. GUNDERSON, M.D., ET AL.	SUIT NUMBER: 2004-2417

VERSUS	DIVISION: “D”

F.A. RICHARD & ASSOCIATES, INC., ET AL.

SETTLEMENT AGREEMENT
TABLE OF CONTENTS

No.	Section	Page

1	Definitions of Terms of General Application	1

2	Nature and Status of the Class Action and Related Proceedings	9

3	Basis for the Proposed Settlement	9

4	General Provisions and Purposes of this Settlement	10

5	Stay Order/Stand Down	15

6	Opt-Out Parties	16

7	Preliminary Approval of the Settlement Agreement and Certification of the Class for Settlement Purposes Only	19

8	Final Approval and Effect of the Agreement	20

9	Signed Releases/Assignment	23

10	Contributions to and Disbursements from the Class Settlement Fund	24

11	Insurance Assignment	27

12	Termination of Agreement	29

13	Additional Obligations of the PSC and First Health	32

14	Miscellaneous Provisions	34

	List of Exhibits	43

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14th JUDICIAL DISTRICT COURT

PARISH OF CALCASIEU

STATE OF LOUISIANA

CLARK A. GUNDERSON, M.D., ET AL.	SUIT NUMBER: 2004-2417

VERSUS	DIVISION: “D”

F.A. RICHARD & ASSOCIATES, INC., ET AL.

SETTLEMENT AGREEMENT

This Settlement Agreement is made and entered into, on the dates indicated below, by and between the Plaintiffs’ Steering Committee, individually and on behalf of the Class and the Plaintiffs, appearing through Thomas A. Filo, Arthur M. Murray, and John S. Bradford, Clark A. Gunderson, M.D. (A Medical Corporation), Beutler-England Chiropractic Clinic, Frank W. Lopez, M.D. (A Professional Medical Corporation), Southwest Louisiana Hospital Association d/b/a Lake Charles Memorial Hospital, West Calcasieu Cameron Hospital Service District, Advanced Rehab Services, Inc., and First Health Group Corp. (“First Health”), appearing both through its undersigned representative and its counsel of record.  This Settlement Agreement sets forth the terms, conditions, and provisions of a settlement of all Liability; it shall be Exhibit A attached to and made part of the Joint Motion for Preliminary Approval of Proposed Settlement to be filed in the Class Action; and it is subject to the recitals, definitions, terms, and conditions set forth herein.

1.	DEFINITIONS OF TERMS OF GENERAL APPLICATION

Unless otherwise expressly stated herein, the following terms, as capitalized and used in this Settlement Agreement, shall have the following meanings and definitions:

1.1           The term “Affiliates” when used in connection with First Health shall mean First Health and/or Coventry Health Care, Inc. (“Coventry”) and/or FOCUS Healthcare Management, Inc. (“Focus”) and/or CCN, Inc. and/or HealthNet Plus Managed Care Services, Inc. and/or Concentra, Inc. and/or MetraComp, Inc., together with each of their respective predecessors, successors, assignors, assignees, subsidiaries, parents, affiliated entities, acquired entities, officers, directors, employees, agents, legal representatives, partnerships, joint ventures, attorneys, owners, and/or shareholders.  Notwithstanding the foregoing, any and all Insurers are excluded from the definition of the term “Affiliate” to the extent of their obligations of defense or indemnity under policies of liability insurance as they pertain to the claims asserted in the matter bearing number 2004-2417 on the docket of the 14th Judicial District Court, State of Louisiana and the Related Proceedings only.

1.2           The term “Affiliates” when used in connection with the terms “Class Member” or “Class Members” shall mean and include their respective predecessors, successors, assignors, assignees, subsidiaries, parents, affiliated entities, acquired entities, officers, insurer, directors, employees, agents, legal representatives, partnerships, joint ventures, attorneys, owners, and/or shareholders.

1.3           The term “Agreement” shall mean and include this Settlement Agreement, all exhibits and attachments to this Settlement Agreement, and all judgments or orders of the Court approving or incorporating this Settlement Agreement.

1.4           The term “Class Action” shall mean and refer to “Clark A. Gunderson, M.D., et al. v. F.A. Richard & Associates, Inc., et al.,” Suit No. 2004-2417, Div. “D,” on the docket of the 14th Judicial District Court in and for the Parish of Calcasieu, Louisiana.

1.5           The term “Class” shall mean the persons and/or entities included in the Class Definition.

1.6           The term “Class Definition” or “Class as Defined” shall mean and refer to the following:

“Any and all Providers in Louisiana from January 1, 2000 through the Effective Date.”

In the event the Court should alter or modify the above class definition, and such amended class definition is accepted in writing by the PSC and First Health, such amended class definition shall be considered the “Class Definition” or “Class as Defined” under this Settlement Agreement, and all references to “Class Definition” or “Class as Defined” in this Settlement Agreement shall mean and refer to such accepted amended class definition.

1.7           The terms “Class Members” or “Class Member” shall mean and refer to those persons and/or entities who or which are included within the Class Definition and do not timely opt out.  The terms “Class Members” or “Class Member” shall not include the Opt-Out Parties.

1.8           The term “Class Representatives” shall mean and refer to Clark A. Gunderson, M.D. (A Medical Corporation); Beutler-England Chiropractic Clinic; Frank W. Lopez, M.D. (A Professional Medical Corporation); Southwest Louisiana Hospital Association d/b/a Lake Charles Memorial Hospital; West Calcasieu Cameron Hospital Service District; and Advanced Rehab Services, Inc.

1.9           The term “Class Settlement Fund” shall mean and refer to the total amount of settlement funds deposited in the Escrow Account pursuant to Section 10.1(a), together with all interest earned or accrued thereon, and less (a) the charges, expenses, etc., specified in the Escrow Agreement, and (b) the reserves, if any, established in furtherance of this Settlement Agreement.

1.10         The term “Class Settlement Notice” shall mean and refer to the legal notice of the terms of the settlement embodied in this Settlement Agreement which is to be provided in accordance with the order of the Court, articles 591, et seq. of the Louisiana Code of Civil Procedure, and the terms of this Settlement Agreement.

1.11         The term “Court” shall mean and refer to the 14th Judicial District Court in and for the Parish of Calcasieu, Louisiana, and the Honorable Robert L. Wyatt, or his successor.

1.12         The terms “Court Appointed Disbursing Agent” or “CADA” shall mean and refer to the accounting firm to be appointed by the Court, after consideration of the recommendations of the PSC and First Health.  The accounting firm of Bourgeois Bennett, LLC, CPAs, shall be proposed for use as the CADA.

1.13         The term “Effective Date” shall mean and refer to the first business day following the date that the Final Order and Judgment becomes Final and non-appealable, or such other date as may be agreed to in writing by the PSC and First Health.

1.14         The term “Episode” shall mean and refer to and include each and every event, circumstance, and/or situation upon which allegations have been made or could have been made  relating in any way to repricing, payment for, or reimbursement of a Provider’s bill for medical services or supplies furnished to a workers’ compensation patient from the beginning of time through the Effective Date of the Settlement, and including but not limited to, claims that discounts under provider contracts or the manner or absence of notice of discounts violated Louisiana workers’ compensation laws or regulations or any provisions of the Louisiana Any Willing Provider Act, including La. R.S. 40:2203.1, and/or the Louisiana Workers’ Compensation Law, La. R.S. 23:1021, et seq., and/or that these discounts were not applied appropriately, that notice or payment was insufficient, inadequate, improper, or untimely, or that reimbursement amounts for Provider charges were computed incorrectly, provided that the bill was discounted, paid, priced, repriced, reviewed, negotiated, audited or otherwise adjusted by or through First Health or any of its Affiliates, or any contractor or leased network performing such services pursuant to an agreement with First Health or its Affiliates.

1.15         The term “Escrow Account” shall mean and refer to the interest-bearing escrow account to be established and administered in accordance with the Settlement Agreement and the Escrow Agreement.  All interest accrued in the Escrow Account, from the date of deposit of settlement funds, shall be distributed pursuant to the terms of the Escrow Agreement.

1.16         The term “Escrow Agent” shall mean and refer to the escrow agent under the Escrow Agreement to be appointed by the Court, after consideration of the recommendations of the PSC and First Health.  First NBC Bank, New Orleans, Louisiana, shall be proposed for use as the Escrow Agent.

1.17         The term “Escrow Agreement” shall mean and refer to an agreement substantially in the form attached hereto as Exhibit 1.

1.18         The term “Final” shall mean that:  (a) the Court shall approve the Settlement Agreement in all respects and enter a Final Order and Judgment, and (b) either no timely appeals, writs, petitions, lawsuits, or requests for court review or extraordinary relief have been taken within seventy (70) days from or with respect to such Final Order and Judgment, or if any such appeal, writ, petition, lawsuit, or request for court review or extraordinary relief has been taken from or with respect to the Final Order and Judgment, and that Final Order and Judgment has been affirmed without revision and there is no further right to appeal, petition, bring a writ or lawsuit or request court review or extraordinary relief from or with respect to such judgment, order, ruling, or decision, unless otherwise agreed to in writing by both Thomas A. Filo, on behalf of the PSC, and Perry R. Staub, Jr., on behalf of First Health (such agreement not to be unreasonably withheld).

1.19         The term “Final Order and Judgment” shall mean and refer to the order and judgment to be entered by the Court pursuant to Section 8.2 below.

1.20         The term “First Health” shall mean First Health Group Corp.

1.21         The term “Insurer” shall mean and refer to those persons or entities who owe First Health obligations of defense or indemnity under policies of liability insurance for the claims asserted in the matter bearing number 2004-2417 on the docket of the 14th Judicial District Court, State of Louisiana and the Related Proceedings.

1.22         The term “Liability” shall mean and refer to all claims against and/or potential liabilities of the Released Parties of whatever nature arising out of, related to, or connected in any way with any and all Episodes, regardless of whether the claims, liabilities, and/or resulting damages are not yet known or manifested or whether such claims, liabilities, and/or resulting damages are known or unknown, asserted or unasserted, including but not limited to the Released Party’s liability for contribution, indemnification, contractual liability, statutory violation and/or tort, to any other person or entity.

1.23         The term “Notice Plan” shall mean and refer to the plan for disseminating the Class Settlement Notice.

1.24         The terms “Opt-Out Parties” or “Opt-Out Party” shall mean and refer to those persons and/or entities who or which are included within the Class Definition but timely opt out of the Class pursuant to the procedures specified by the Court.  Unless otherwise ordered by the Court, to opt out of the Class, a putative Class Member must take timely affirmative written action pursuant to Section 6.1 and the procedure to be approved by the Court, even if the putative Class Member desiring to opt out of the Class (a) files or has filed a separate action against any of the Released Parties, or (b) is, or becomes, a putative class member in any other class action filed against any of the Released Parties.

1.25         The term “Opt-Out Reserve” shall mean and refer to the reserve that may be set aside within the Escrow Account pursuant to Sections 6.3 – 6.5.

1.26         The term “Order of Preliminary Approval” shall mean and refer to the order to be entered by the Court pursuant to Section 7.1.

1.27         The terms “Parties” or “Party” as referring to this Settlement Agreement shall mean and refer to First Health, the Class, the PSC, and the Plaintiffs.

1.28         The terms “Plaintiffs” or “Plaintiff” shall mean and refer to the named plaintiffs and Class Representatives in the Class Action.

1.29         The terms “Plaintiffs’ Steering Committee” or “PSC” shall mean and refer to the following attorneys appointed by the Court:

Thomas A. Filo, Chairman and Liaison Counsel
Stephen B. Murray
Arthur M. Murray
Stephen B. Murray, Jr.
John S. Bradford
William B. Monk
Michael K. Cox

1.30         The terms “Preferred Provider Organization” and “PPO” shall mean and refer to preferred provider organization as defined in La. R.S. 40:2202(5).

1.31         The term “Provider” shall mean and refer to any provider as defined in La. R.S. 40:2202(6) and/or La. R.S. 23:1021(6).

1.32         The term “Related Proceedings” shall mean and refer to all proceedings brought by any Class Member or any of its Affiliates against any of the Released Parties, other than the Class Action, whether in the Office of Workers’ Compensation courts, state court, federal court, or any arbitral forum in which any claims and/or defenses related to any Episode have been asserted that have led to, or could lead to, Liability on the part of the Released Parties.

1.33         The terms “Released Parties” or “Released Party” shall mean and refer to First Health and all Affiliates thereof and all of their respective payors, clients, sub-clients, contractors and leased networks, any entity or person who purported to access a discount under a Provider contract with or through First Health or its Affiliates, and any entity or person who purportedly paid or underpaid an invoice for medical services provided to injured workers that had been discounted, paid, priced, repriced, reviewed, negotiated, audited or otherwise adjusted by or through First Health, its Affiliates, or any contractor or leased network performing such services pursuant to an agreement with First Health or its Affiliates.  Notwithstanding the foregoing, any and all Insurers are excluded from the definition of the term “Released Party” to the extent of their obligations of defense or indemnity under policies of liability insurance as they pertain to the claims asserted in the matter bearing number 2004-2417 on the docket of the 14th Judicial District Court, State of Louisiana and the Related Proceedings only.

1.34         The term “Settlement Agreement” shall mean and refer to this agreement, together with all of its exhibits and attachments, and any properly perfected amendments.

1.35         The term “Special Master” shall mean and refer to that person appointed, or to be appointed, by the Court, with the consent of counsel for the Parties, pursuant to La. R.S. 13:4165, to assist the Court, in cooperation and coordination with the PSC, with the management of the Class Action.  Patrick A. Juneau shall be proposed as the Special Master.

1.36         The term “Stay Order” shall mean and refer to the order to be entered pursuant to Section 5.2 below.

2.	NATURE AND STATUS OF THE CLASS ACTION AND RELATED PROCEEDINGS

2.1           Stated generally, the Class Action and Related Proceedings involve, among other claims, claims for injuries and/or damages allegedly related to Episodes.

2.2           Stated generally, the Plaintiffs and the Class allege (and First Health denies) that such damages are the responsibility of First Health.

2.3           The claims involved in the Class Action and Related Proceedings have been substantially litigated and/or are substantially understood, such that the Parties are in a reasonable position to assess the merits and weaknesses of their respective claims and defenses.

2.4           Substantial time and effort has been expended by the Parties and their counsel in negotiating this Settlement Agreement.

3.	BASIS FOR THE PROPOSED SETTLEMENT

3.1           As a result of the extensive litigation to date, the Plaintiffs and First Health entered into negotiations to settle the Class Action and Related Proceedings regarding the Liability of the Released Parties, taking into account the following considerations: (a) the merits of the complaints or the lack thereof covered by the Settlement Agreement; (b) the relative strengths and weaknesses of the Plaintiffs’ claims; (c) the time, expense and effort necessary to maintain the Class Action and/or Related Proceedings to conclusion; (d) the possibilities of success weighed against the possibilities of loss; (e) the range of final judgment values; (f) the legal complexities of the contested issues in the Class Action and Related Proceedings; (g) the risks inherent in protracted litigation; (h) the magnitude of benefits to be gained from immediate settlement in light of both the maximum potential of a favorable outcome with the attendant expense and likelihood of an unfavorable outcome; and (i) the fairness of benefits to or from an immediate settlement under all of the foregoing considerations.

4.	GENERAL PROVISIONS AND PURPOSES OF THIS SETTLEMENT

4.1           The Parties have reached agreement on the terms of a settlement of claims in the Class Action and Related Proceedings, through the establishment of a conditional settlement class to afford a procedural vehicle by which all potential Liability of Released Parties to Class Members may finally be concluded and settled.  The Parties agree that proceeding in this manner is in their best interests and also shall contribute to judicial efficiency.

4.2           In entering into this Settlement Agreement, each Party hereto has taken into account the uncertainties, delays, expenses and exigencies of the litigation process, including the extensive depositions, document production, and other discovery taken to date in the Class Action and Related Proceedings.  The Released Parties have each denied, and continue to deny, any liability, wrongdoing or responsibility for the claims asserted in the Class Action and Related Proceedings and believe that any and all claims for Liability are without merit.

4.3           The Parties hereto have evaluated the claims related to Liability asserted against the Released Parties, considering the nature and extent of the alleged injury and the alleged liability of the Released Parties.

4.4           First Health is willing to enter into this Settlement Agreement so that all of the Released Parties will thereby be relieved and discharged from all Liability to all Class Members.  In view of the present procedural status of the Class Action and Related Proceedings, the Parties recognize the necessity for a procedural means by which any negotiated settlement of all potential Liability asserted against the Released Parties may finally be resolved.  It is expressly the intention of this Settlement Agreement that no claims whatsoever by Class Members or any of their Affiliates against the Released Parties arising out of an Episode will survive the approval of this Settlement Agreement.

4.5           The Parties agree that immediate payment to the proposed settlement fund and the management thereof pursuant to the Escrow Agreement and under the supervision of the Court would more likely result in greater benefit to the Released Parties and the Class Members than would continued prosecution of the Class Action and Related Proceedings.  Accordingly, a class certified for settlement purposes in the Class Action meets the standards of articles 591, et seq. of the Louisiana Code of Civil Procedure so as to permit conditional certification of a settlement class.  Accordingly, as more fully described in Section 7 below, the Parties will submit this Settlement Agreement to the Court via a Joint Motion for Preliminary Approval of Proposed Settlement and will marshal and present at any hearing thereon evidence to support the motion.

4.6           The PSC is entering into this Settlement Agreement on behalf of each of the Class Members and the Plaintiffs to terminate and settle all potential Liability of the Released Parties in recognition of (a) the existence of complex and contested issues of law and fact, (b) the risk, difficulty, and uncertainty of success associated with pursuing the claims asserted in this action, (c) the comparative degree of the alleged liability or culpability of the Released Parties, (d) the risks inherent in litigation, (e) the likelihood that future proceedings will be unduly protracted and expensive if these matters are not settled by voluntary agreement with the Parties, (f) the magnitude of the benefits derived from the contemplated settlement in light of both the maximum potential and likely range of recovery to be obtained through further litigation and the expense thereof and the exposure associated therewith, and (g) the determination by the Plaintiffs and their counsel that the settlement is fair, reasonable, adequate, and in the best interests of, and will substantially benefit, the members of the Class.

4.7           First Health enters into this Settlement Agreement, notwithstanding its continuing denial of liability for alleged injuries and/or compensatory damages and/or statutory damages allegedly related to Liability, and notwithstanding its denials concerning causation of any alleged injuries and/or damages, to terminate the Class Action and Related Proceedings insofar as affecting the Released Parties, and to finally resolve all potential Liability, and to avoid further litigation, without any admission on the part of the Released Parties of any liability or fault whatsoever.

4.8           It is the intention and a condition of this Settlement Agreement, and the Parties agree, that the Class reserves all rights against any and all Insurers.

4.9           It is the intention and a condition of this Settlement Agreement, and the Parties agree, that as of the Effective Date, this settlement shall fully, completely, finally, and conclusively settle, compromise, and release all Liability of the Released Parties to Class Members and their Affiliates.  Without limiting the foregoing, it is also the intention and a condition of this Settlement Agreement, and the Parties hereto agree, that upon the Effective Date, (a) the Released Parties shall be finally released from all Liability, by, through, or on behalf of each of the Class Members and their Affiliates, (b) the Class Action shall be dismissed as to First Health, with prejudice and with each party to bear its own costs through dismissal, (c) the Released Parties shall be dismissed with prejudice from all Related Proceedings and with each party to bear its own costs, including costs paid through dismissal, (d) each of the Class Members and their Affiliates shall be forever barred and enjoined from instituting, maintaining, or prosecuting any action against the Released Parties with respect to the Released Parties’ respective Liability, and (e) that as against any of the Released Parties, the exclusive remedy of all Class Members and their Affiliates with respect to any Liability shall be claims against the Class Settlement Fund as described in the Settlement Agreement.  Nothing in this paragraph is intended to limit the intention, condition and agreement set forth in Section 4.8.

4.10         It is the intention and a condition of this Settlement Agreement that the Final Order and Judgment be entered and become Final.  The Parties agree to take all actions reasonably necessary and appropriate to fulfill and satisfy this intention and condition.

4.11         Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that no Class Member or Class Member’s Affiliate shall recover, directly or indirectly, any sums for Liability, from any Released Party other than those received from the Escrow Account (or a subaccount thereof) under the terms of this Settlement Agreement.  Nothing in this paragraph is intended to limit the intention, condition and agreement set forth in Section 4.8.

4.12         Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that each of the Class Members and their Affiliates shall not attempt to execute or to collect any judgment or any portion of any judgment if such execution or collection could create liability of any Released Party in connection with any Episode, whether through contribution, indemnity or otherwise.

4.13         Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that each of the Class Members and their Affiliates shall reduce, remit or satisfy any judgment, based, in whole or in part, on Liability of any Released Party that any Class Member and/or Class Member’s Affiliate has obtained or may obtain to the extent necessary to extinguish any claims against any Released Party, including but not limited to claims against any Released Party for contribution, indemnity, subrogation, breach of contract, statutory violation, and/or tort.

4.14         Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that the commencement and prosecution of any and all claims of the Class as a whole and/or the Class Members and/or their Affiliates individually against the Released Parties (including, without limitation, subrogation claims derived from or through the Class, Class Members or their Affiliates) related to Liability (including, without limitation, all of the claims of the Class set forth in the Class Action and/or Related Proceedings involving the Released Parties, to the extent based upon their respective Liability) be immediately enjoined and stayed during the pendency of the settlement proceedings referred to herein and that they be permanently barred and enjoined and dismissed with prejudice on the Effective Date of the Final Order and Judgment.  The Parties agree to use their best efforts to fulfill and satisfy this intention and condition.

4.15         Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that the Parties shall use their best efforts to (a) obtain the Stay Order as part of the Court’s Order of Preliminary Approval, (b) ensure that the Stay Order is maintained during the pendency of the settlement proceedings, and (c) obtain the dismissal with prejudice of any Released Party from any Related Proceeding upon the Effective Date.

4.16         It is the intention and a condition of this Settlement Agreement that any attempt by a Class Member or its Affiliate to collect or seek additional reimbursement from a Released Party for any Episode will constitute a violation of this Settlement Agreement; the Class Members and their Affiliates agree to the immediate dismissal of any such current or future action brought in any forum and further agree that all such actions are subject to involuntary dismissal based upon the terms of this Settlement Agreement.

4.17         Anything in this Settlement Agreement to the contrary notwithstanding, First Health or any of its Affiliates shall have the unilateral right, in their sole discretion, to waive, in writing, in whole or in part, any condition inuring to its benefit set forth in Section 4, Section 5, Section 6, Section 8, and Section 12 of this Settlement Agreement, which waiver shall be binding upon the PSC, the Class, and the Plaintiffs.  Waiver by First Health or its Affiliates of any condition as to any Class Member shall not constitute a waiver as to any other condition or any other Class Member.

5.	STAY ORDER/STAND DOWN

5.1           Immediately upon execution of this Settlement Agreement by or on behalf of all Parties, the Parties shall submit to the Louisiana Supreme Court a joint motion to stay consideration of the writ applications filed by First Health bearing docket numbers 2010-C-1892 and 2010-C-2185 currently pending on the docket of the Louisiana Supreme Court until the Effective Date.  Within ten (10) days after the execution of this Settlement Agreement by or on behalf of all Parties, the Parties shall submit to the Third Circuit Court of Appeal for the State of Louisiana a joint motion requesting: (a) partial remand of the action for approval of the Settlement Agreement and (b) as of the Effective Date, withdrawal and vacatur of the prior opinions in case numbers 2009-CA-1498 and 2010-CA-0061.

5.2           In the Joint Motion for Preliminary Approval described in Section 7.1, the Parties shall request that the Court stay the Class Action and enjoin and stay, during the pendency of the settlement proceedings contemplated by this Settlement Agreement, the commencement and/or continued prosecution of any and all Related Proceedings pending the completion of the settlement embodied in this Settlement Agreement (the “Stay Order”) (excluding, therefrom, however, those proceedings in the Class Action itself necessary to obtain certification of the Class as Defined and final approval of the settlement embodied in this Settlement Agreement), unless requested otherwise by First Health.

5.3           Without limiting the foregoing, the Parties shall request that all appellate court(s) stay any pending writ applications and/or appeals in Related Proceedings until the Effective Date, unless requested otherwise by First Health.  Following the Effective Date, all such Related Proceedings, writ applications and/or appeals shall be withdrawn or dismissed with prejudice, with each party to bear its own costs, including court costs paid through dismissal, unless requested otherwise by First Health.

6.	OPT-OUT PARTIES

6.1           All persons and/or entities included within the Class Definition but who properly file a timely written request to opt out of the Class as set forth in Section 6.1(a) below will not be included as Class Members, shall have no rights as Class Members pursuant to this Settlement Agreement, and shall receive no payments as provided herein.

(a)           A request to opt out of the Class must be in writing and state the name, address and phone number of the person(s) seeking to opt out.  Each request must also contain a duly authorized and signed statement that:  “I hereby request that I be excluded from the proposed Class in the Gunderson Class Action.”  The request must be mailed to the PSC at the address provided in the Class Notice and postmarked by the deadline specified in the Class Notice.  An opt out request that does not include all of the foregoing information, that is sent to an address other than the one designated in the Class Notice, or that is not postmarked within the time or sent in the manner specified, shall be invalid and the person or entity serving such a request shall be included as a Class Member and shall be bound by this settlement.

(b)           The PSC shall make best efforts to encourage the clients they represent, including but not limited to those who are parties to any Related Proceeding, to remain a Class Member and not opt out of the Class.  The PSC likewise acknowledge that each of them and their firms have an unwaivable conflict of interest in representing any Opt-Out Party.

6.2           The PSC shall forward, by overnight mail, copies of all opt out requests to counsel for First Health no later than ten (10) days after the deadline for Class Members to submit such opt out requests.  Within fifteen (15) business days after the expiration of the period for persons or entities within the Class Definition to opt out of the Class, the PSC and counsel for First Health shall jointly prepare a list identifying all Opt-Out Parties, any actions in which such Opt-Out Parties have asserted claims related to any Episode against any of the Released Parties, the number of Episodes reflected in claims asserted by Opt-Out Parties, and the types of claims asserted by such Opt-Out Parties.  This description of any such actions shall be amended from time to time as further information becomes available to the PSC and counsel for First Health.  Further, immediately following the end of such fifteen-day period, the PSC and counsel for First Health shall hold a conference to review the nature and status of all Opt-Out Parties.

6.3           If there are any Opt-Out Parties, funds that would have been distributed to Opt-Out Parties if they had not opted out shall be reserved, earmarked, and held escrowed from the funds on deposit in the Escrow Account (pursuant to Section 10.1(a)) and placed within an opt-out reserve; provided, however, if at any time after the establishment of the Opt-Out Reserve, (a) the PSC, acting through Thomas A. Filo, and (b) First Health, acting through Perry R. Staub, Jr., both determine that the amount of the Opt-Out Reserve should be reduced, the amount of the Opt-Out Reserve shall be so reduced (such consent not to be unreasonably withheld).  In preparing the plan of distribution and in order to properly calculate the Opt-Out Reserve, the Special Master shall not treat Opt-Out Parties differently than Class Members.  Until the Special Master has prepared a plan of distribution that would enable the Parties to determine the amount of the Opt-Out Reserve, no funds deposited under Section 10.1(a), with the exception of plaintiffs’ counsel’s costs, fees and expenses, shall be distributed from the Escrow Account, until such time as the Opt-Out Reserve amount can be determined, unless agreed in writing by the PSC, acting through Thomas A. Filo, and First Health, acting through Perry R. Staub, Jr.  Nothing in this paragraph shall be construed as conferring upon Opt-Out Parties any right to payment.

6.4           The Opt-Out Reserve may be used by First Health, in its sole discretion, to pay settlement or judgment amounts to Opt-Out Parties and/or litigation costs/expenses associated with litigating the claims of the Opt-Out Parties.

6.5           The Opt-Out Reserve shall be terminated upon the earliest of the following to occur: (a) one year from the Effective Date; (b) the date when all claims of Opt-Out Parties are released or dismissed with prejudice; (c) the date when the amount held in the Opt-Out Reserve is reduced to zero; or (d) such other date as agreed upon, in writing, by (i) the PSC, acting through Thomas A. Filo, and (ii) First Health, acting through Perry R. Staub, Jr.  Upon the termination of the Opt-Out Reserve and the payment therefrom of all valid claims made against the Opt-Out Reserve, any funds then remaining in the Opt-Out Reserve shall revert to First Health.

6.6           The list identifying all Opt-Out Parties prepared pursuant to Section 6.2 shall be jointly submitted to the Court prior to the final approval hearing.  As part of the Final Order and Judgment granting final approval of this settlement, the Court will incorporate a final list of all Opt-Out Parties.  The list identifying Opt-Out Parties will be attached as an exhibit to the Final Order and Judgment granting final approval of the Settlement Agreement.

7.	PRELIMINARY APPROVAL OF THE SETTLEMENT AGREEMENT AND CERTIFICATION OF THE CLASS FOR SETTLEMENT PURPOSES ONLY

7.1           On or before February 3, 2011, this Settlement Agreement shall be signed by all Parties and the Parties shall submit this Settlement Agreement to the Court for preliminary approval.  This submission shall be made by means of a Joint Motion for Preliminary Approval of Proposed Settlement signed by or on behalf of the Class, the Plaintiffs, and First Health with a proposed form of order of preliminary approval attached thereto, which order of preliminary approval will include the Court’s preliminary approval of the Settlement Agreement, a preliminary determination that the settlement set forth therein is fair, reasonable, and adequate, a conditional certification of the Class as Defined for settlement purposes only, and provisions specifying notice to the Class.  The Order of Preliminary Approval shall be substantially in the form attached hereto as Exhibit 2.

7.2           At the preliminary approval hearing, prior to the Court’s entry of the Order of Preliminary Approval, the PSC shall move to grant conditional certification of the Class as Defined for settlement purposes only and the appointment of the Class Representatives as appropriate representatives for the Class under articles 591, et seq., of the Louisiana Code of Civil Procedure.  First Health shall not object to the conditional certification of the Class as Defined for settlement purposes only and/or the appointment of the Class Representatives as appropriate representatives for the Class.  The Parties acknowledge and agree, and shall so stipulate to the Court, that (a) the Class as Defined is being certified for settlement purposes only pursuant to the Settlement Agreement, and (b) the Released Parties reserve the right to object to class certification de novo in the event this Agreement is terminated for any reason.  Upon entry of the Final Order and Judgment, the conditional certification of the Class as Defined shall supersede any and all previous class certification orders in this action.

8.	FINAL APPROVAL AND EFFECT OF THE AGREEMENT

8.1           If the Court enters the orders as described in Section 7, the Parties shall proceed with due diligence to conduct the fairness hearing as ordered by the Court.

8.2           The Settlement Agreement is subject to and conditioned upon (a) the issuance by the Court and subsequent entry, following the fairness hearing, of a Final Order and Judgment granting final approval of the Settlement Agreement in accordance with article 594 of the Louisiana Code of Civil Procedure, (b) such Final Order and Judgment becoming Final, and (c) compliance with Section 6.  It is a condition of this Settlement Agreement that the Final Order and Judgment shall be substantially in the form attached hereto as Exhibit 3.  The Parties shall take all reasonable and necessary actions to obtain the Final Order and Judgment and to have it made Final as promptly as practical.

8.3           Without limiting the foregoing, the Parties agree that the Final Order and Judgment shall, among other things, vacate the order entered November 29, 2006 in the Class Action granting plaintiffs’ motion for class certification and the order entered April 2, 2009 in the Class Action granting plaintiffs’ motion for partial summary judgment against First Health.

8.4           The Parties agree that, to the extent First Health or its Affiliates comply with the procedure described in Exhibit 4 attached hereto, the Released Parties shall not incur any future liability or contractual impairment under the Louisiana Workers Compensation Act or La. R.S. 40:2203.1 or otherwise by reason of any alleged failure to comply with La. R.S. 40:2203.1 or give adequate notice to Providers of the entities accessing Providers’ contractual rates of payment, and, under such circumstances, any and all claims against the Released Parties related thereto are hereby released, discharged, and forever waived, and the Class Members agree, on their own behalf and for their Affiliates, that they shall not assert such claims in the future.  The Parties agree that the foregoing is a settlement of the Class’ extant and potential future injunctive relief claims against the Released Parties.  The Final Order and Judgment shall include a specific finding by the Court that such notice procedure is fair to the Class and complies with Louisiana Law, including La. R.S. 23:1203 and La. R.S. 40:2203.1.  The Parties further agree that this provision shall not afford any person or entity other than First Health, its Affiliates and the Released Parties protection from future liability under La R.S. 40:2201, et seq. and/or 23:1021, et seq.

8.5           Upon the Effective Date, each of the Class Members and their Affiliates releases and shall defend and hold harmless the Released Parties from and against any and all past, present, or future claims, demands, suits, causes of action, rights of action, liabilities, liens, privileges, or judgments of any kind whatsoever, including, without limitation, claims for damages, fines, workers’ compensation or other penalties, contribution, indemnity, subrogation, breach of contract, statutory violation, and/or tort, by, on behalf of, through, or deriving from the claims of that Class Member and/or its Affiliate, or by, on behalf of, through, or deriving from his, her, or its heirs, executors, representatives, relatives, custodians, attorneys or former attorneys, successors, employers, insurers, employers’ insurers, health insurers, health care providers, assignees, subrogees, predecessors in interest, successors in interest, beneficiaries or survivors or any other person or entity asserting a right to sue any of the Released Parties by virtue of a personal or legal relationship with that Class Member or its Affiliate related to any Episode and/or related to or connected in any way with claims of that Class Member or its Affiliate that might give rise to any Liability.  The release, hold harmless and defense obligation of this Section shall include any and all claims, demands, suits, causes of action, rights of action, liabilities, liens, privileges, or judgments of any kind whatsoever related, directly or indirectly, to the disbursement of or from, or the failure to make disbursement of or from, the Class Settlement Fund with respect to that Class Member or its Affiliate, but shall not include any proceedings before the Court to enforce rights under the settlement.

8.6           It is expressly understood and agreed that the release, hold harmless, defense, and judgment-reduction obligations set forth in Section 8.5 and this Agreement shall exist regardless of the legal basis for the claim, demand, cause of action, right of action, suit, liability, lien, privilege, or judgment asserted by any person and/or entity to the extent related to an Episode.  In particular, the Class Members and their Affiliates expressly bind themselves to the foregoing release, hold harmless, defense and judgment-reduction obligations. regardless of whether the claim, demand, suit, liability, lien, privilege, judgment, cause of action, or right of action related to any Episode is based on or related to contribution, indemnity, subrogation, breach of contract, statutory violation, and/or tort.

8.7           This Settlement Agreement shall be the exclusive remedy for any and all claims of Class Members and their Affiliates against the Released Parties based on any Episode or giving rise to any Liability.  When the Final Order and Judgment becomes Final, each of the Class Members and their Affiliates shall be barred from initiating, asserting, prosecuting or continuing to prosecute any such claims; notwithstanding the foregoing, the Class and/or any member of the Class (a) reserves all rights against any and all Insurers of First Health Group Corp., and (b) reserves its right to proceed with any and all claims it may now have (whether currently pending or not) or may in the future have against any and all persons or entities that are not released or otherwise addressed pursuant to this Settlement Agreement.

8.8           The Parties agree that, to the best of their knowledge, information and belief, the Settlement Agreement is made in good faith and in accordance with the laws of the United States and the State of Louisiana.  The Parties agree to cooperate by providing affidavits and/or testimony concerning the circumstances of this settlement and attesting to the fact that it is a good faith settlement.

8.9           The Court shall retain jurisdiction over the Class Action, the Settlement Agreement, the Final Order and Judgment, the Class Settlement Fund, the Escrow Agreement, the Escrow Account and the Parties to this Settlement Agreement solely for the purpose of administering, supervising, construing, and enforcing the Agreement and the Final Order and Judgment and supervising the management and disbursement of the funds in the Escrow Account.

8.10         This Court shall have jurisdiction over any dispute that arises under this Settlement Agreement.  If any dispute is so submitted, each concerned party shall be entitled to fifteen (15) days’ written notice (or otherwise, as the Court may for good cause direct) and the opportunity to submit evidence and to be heard on oral argument as the Court may direct.

9.	SIGNED RELEASES/ASSIGNMENT

9.1           Without limiting the foregoing, each Class Member who receives any money from the Class Settlement Fund shall, on or before the time that such Class Member receives such money, execute for delivery to First Health a receipt and release substantially in the form attached hereto as Exhibit 5, expressly memorializing the release of all Liability, and each and all of the claims based on any Episode, by, through, or on behalf of that Class Member; holding the Released Parties harmless from and defending them against any claims or cross-claims for indemnity or contribution and/or any claims by any person who or which derives or obtains any right or claim from or through any such Class Member (e.g., subrogation claims by worker’s compensation insurers, employers, and/or health care providers, heirs, relatives and/or custodians); and acknowledging his/her/its receipt of the money to be paid to that Class Member.  The receipt and release required pursuant to this Section 9.1 may be in the form of an instrument included with the allocation check for each Class Member; in such event, a Class Member’s endorsement and/or deposit of such allocation check shall serve as that Class Member’s acknowledgment of, and agreement to, the terms and conditions set forth in the instrument included with the allocation check.  The CADA shall, within a reasonable period of time following the CADA’s receipt thereof, deliver to First Health the endorsed allocation checks (or copies thereof, if appropriate).

9.2           Nothing in the Agreement shall affect or release claims available to the Released Parties except as otherwise expressly set forth in Section 11.

9.3           The claims of each Class Member based on any Episode or giving rise to any Liability, as against each of the Released Parties shall be assigned to that Released Party for the purpose of legally extinguishing any further liability of the Released Parties.

10.	CONTRIBUTIONS TO AND DISBURSEMENTS FROM THE CLASS SETTLEMENT FUND

10.1         Within seven (7) business days after the Court’s entry of the Order of Preliminary Approval, First Health shall pay into the Escrow Account the following amounts: (a) the sum of One Hundred Fifty Million and No/100 ($150,000,000.00) Dollars; and (b) an additional sum of Five Hundred Thousand and No/100 ($500,000.00) Dollars.  The Released Parties shall never be called upon to pay any sums in addition to these amounts to or on behalf of the Class Members or their counsel as a result of their respective Liability.

10.2         If First Health fails to timely make the above payments in full, the PSC may notify First Health in writing of such failure, and First Health shall have a reasonable time (no more than five (5) days) to pay any unpaid amounts.

10.3         All contributions into the Escrow Account shall be held in an interest-bearing trust account, and, as applicable, in separate subaccounts within the Escrow Account prior to the Effective Date and, if necessary, after the Effective Date, pursuant to the terms of the Escrow Agreement.

10.4         The obligations of First Health under the Agreement are not intended to and shall not create or be deemed to create any joint or joint and several or in solido obligations on the part of any person and/or entity, including the Released Parties.

10.5         The Escrow Account shall be formed and operated to meet all requirements of a qualified settlement fund within the meaning of Section 468B of the Internal Revenue Code of 1986 and all regulations and rulings thereunder.  First Health shall be permitted, in its discretion, and at its own cost, to seek a private letter ruling from the Internal Revenue Service regarding the tax status of the Escrow Account.  The Parties agree to negotiate in good faith any changes to the Agreement necessary to obtain IRS approval of the Escrow Account as a qualified settlement fund.

10.6         Except as otherwise expressly provided herein, all of the costs, fees, and expenses for plaintiffs’ counsel shall come from the contribution made by First Health to the Escrow Account pursuant to Section 10.1(a); provided, however, that no sums shall be paid for the costs, expenses (other than as otherwise expressly provided for herein), or fees of plaintiffs’ counsel until after the Effective Date.

10.7         The contribution made by First Health to the Escrow Account pursuant to Section 10.1(b) shall be used to cover the actual costs and expenses related to the settlement of the Class Action, incurred: (a) in connection with administering the class settlement; (b) by the Special Master in connection with claims gathering and evaluation and the allocation and distribution process; and (c) for other settlement administration costs and expenses, including all costs of notice to the Class, all as approved in advance by the Special Master; provided, however, that if such costs and expenses are incurred prior to the date of the Court’s entry of the Order of Preliminary Approval, payment of such costs and expenses must be approved in writing by both Thomas A. Filo and Perry R. Staub, Jr.  These funds shall not be used to pay costs, expenses, or fees of counsel. First Health shall not be responsible for any additional administrative costs, settlement costs, court costs, or other costs (other than its own court costs).  Should the actual costs and expenses above be less than Five Hundred Thousand and No/100 ($500,000.00) Dollars, any excess shall be returned to First Health.  Should the actual costs and expenses above be greater than Five Hundred Thousand and No/100 ($500,000.00) Dollars, any shortfall shall be the sole responsibility of the PSC, who shall be entitled to reimbursement from the Class Settlement Fund, upon Court approval, after the Effective Date.  Plaintiffs’ counsel shall timely provide First Health with an accounting of all such costs to determine whether funds are to be returned to First Health.

10.8         Until the Effective Date, except as otherwise specifically provided herein and/or in the Escrow Agreement, no monies in the Escrow Account shall be used or disbursed.

10.9         Upon the Effective Date:  (a) except as otherwise provided herein, the Class Settlement Fund shall vest in and to the benefit of Class Members; (b) except as otherwise specifically provided for herein, the interests of First Health in the Class Settlement Fund shall cease; and (c) the Released Parties shall have no further obligations to the Class or the Class Members in connection with their respective Liability.

10.10       Except as otherwise specifically provided herein and/or in the Escrow Agreement, after the Effective Date, all costs or expenses in connection with or incidental to this settlement, shall, to the extent approved by the Court, be paid exclusively from the Class Settlement Fund. First Health shall not be liable for any such costs or expenses, except that First Health shall be responsible for the cost of its own attorneys, expert witnesses, consultants, and employees.

10.11       The Parties agree that at such time as the Effective Date has occurred, the Court may proceed in the manner prescribed by due process of law and article 594 of the Louisiana Code of Civil Procedure to the allocation and distribution of the Class Settlement Fund to Class Members according to a protocol submitted by the Special Master and approved by the Court.  As of the one year anniversary of the Effective Date, any funds which remain unclaimed by the Class Member to whom they have been allotted by the Special Master shall revert to First Health.

11.	INSURANCE ASSIGNMENT

11.1         In addition to the consideration paid in Section 10 above, upon final approval of this Settlement, First Health shall assign to the Class any and all of its rights to:  (a) receive any and all proceeds available/awarded pursuant to First Health’s insurance policies with respect to the released claims, with the exception that all claims for payment by the Insurers issuing those policies of the legal fees and litigation costs incurred by First Health prior to final approval of this settlement, which amounts may diminish coverage otherwise available for indemnity under the policies, shall be reserved to and retained by First Health; and (b) pursue a declaratory judgment and/or damages action with respect to indemnity coverage under these policies for the released claims.  The claims excepted from the assignment to the Class shall have priority over those assigned to the Class in terms of payment from the proceeds of the policies.

11.2         By making this partial assignment of its right to recover under the above policies with respect to the released claims, First Health and its Affiliates make no warranty as to either the existence or extent of coverage afforded by these policies or the validity of the assignment.  The Parties agree that the validity and finality of this Settlement is not contingent upon the outcome of any declaratory judgment and/or damages action or actual payment of any proceeds from any of the policies.

11.3         First Health’s defense and prosecution of the existing Delaware coverage litigation, entitled Executive Risk Insurance Company v. First Health Group Corp. and docketed as Civil Action No. 09C-09-027 JOH in the Superior Court of Delaware in New Castle County, until the date any assignment pursuant hereto takes effect shall not provide the basis for any allegation of breach of this Settlement Agreement and shall not provide any cause of action against First Health or its Affiliates.  Subject to the provisions of any confidentiality order, First Health shall provide to the PSC a copy of all pleadings that have been filed in the Delaware coverage litigation and any subsequently filed pleadings.

11.4         Upon any assignment pursuant this Section 11, the Class shall assume sole responsibility for any and all legal fees and litigation costs related to the defense and prosecution of any coverage litigation relating to indemnity under the policies.  Following such assignment, the members of the PSC recognize that each of them and their firms may be provided with confidential information by First Health and its Affiliates in their discretion, for the defense and prosecution of the coverage litigation.  In that event, the PSC agrees that an attorney-client relationship with First Health and its Affiliates would be created such that the PSC and each of them and their firms would have an unwaivable conflict of interest in representing, directly or indirectly, any party adverse to First Health or its Affiliates concerning the same subject matter litigated in or related to either the assigned claims or information shared by First Health or its Affiliates.

11.5         If final approval of this Settlement is not obtained, all right, title and interest to the policies and their proceeds, including the right to pursue the aforementioned declaratory judgment and/or damages action with respect to coverage under the policies and to recover funds available or previously paid under those policies, shall remain with First Health.

12.	TERMINATION OF AGREEMENT

12.1         As provided below, the Agreement may be terminated by First Health or the PSC upon written notice if any one or more of the following events occur (provided, however, that a Party whose willful conduct causes the event giving rise to the right to terminate shall not have a right to terminate the Agreement by reason of such event and further provided that copies of any written notice of termination shall be provided to the Court and filed in the record of the Class Action):

(a)  this Settlement Agreement is not signed by or on behalf of all Parties and First Health gives the PSC written notice of termination of this Agreement for such reason or the PSC gives First Health written notice of termination of this Agreement for such reason;

(b)  the Joint Motion for Preliminary Approval of Proposed Settlement described in Section 7.1 is not submitted to the Court on or before February 3, 2011, and First Health gives the PSC written notice of termination of this Agreement for such reason or the PSC gives First Health written notice of termination of this Agreement for such reason;

(c) the Court does not issue the Order of Preliminary Approval substantially in the form attached hereto as Exhibit 2, and First Health gives the PSC written notice of termination of this Agreement for such reason or the PSC gives First Health written notice of termination of this Agreement for such reason;

(d)  the Court does not enter the Final Order and Judgment substantially in the form attached hereto as Exhibit 3 or in a form mutually acceptable to the PSC and First Health, and First Health gives the PSC written notice of termination of this Agreement for such reason or the PSC gives First Health written notice of termination of this Agreement for such reason;

(e)  the Final Order and Judgment does not become Final, and First Health gives the PSC written notice of termination of this Agreement for such reason or the PSC gives First Health written notice of termination of this Agreement for such reason;

(f)  there are Opt-Out Parties who have claims affecting more than 2,000 Episodes to which this Settlement applies (see Section 6.2, above) and First Health gives the PSC written notice of termination of this Agreement;

(g)  contributions to the Escrow Account are not made timely in accordance with the provisions of this Settlement Agreement and the PSC gives First Health written notice of termination of this Agreement for such reason;

(h)  the Final Order and Judgment is substantively modified or reversed on any writ or appeal, and First Health gives the PSC written notice of termination of this Agreement for such reason or the PSC gives First Health written notice of termination of this Agreement for such reason;

(i)  First Health or the Affiliates thereof are ordered or required to pay any amount over the amounts set forth in Section 10.1, whether in settlement, administration fees, costs, attorneys’ fees, or any other award, fee, or cost of any nature whatsoever as a result of their respective Liability, and First Health gives the PSC written notice of termination of this Agreement for such reason;

(j)  there are any material alterations to the terms and conditions of the Settlement Agreement, unless agreed to by the Parties, and First Health gives the PSC written notice of termination of this Agreement for such reason or the PSC gives First Health written notice of termination of this Agreement for such reason;

(k)  the Effective Date does not occur on or before the later of April 16, 2012 or any extended date mutually agreed upon, in writing, by (i) Thomas A. Filo, on behalf of the PSC, and (ii) Perry R. Staub, Jr., on behalf of First Health, gives the PSC written notice of termination of this Agreement for such reason or the PSC gives First Health written notice of termination of this Agreement for such reason.

12.2         In the event of termination of the Agreement, (a) the Settlement Agreement shall be null and void and have no force and effect and, except as otherwise provided in this Settlement Agreement, no Party shall be bound by its terms, (b) all Parties shall be restored to their respective positions immediately before execution of the Settlement Agreement; (c) any and all monies or other contributions paid into the Escrow Account, plus all earnings (actual and accrued) thereon, less taxes, costs, and other expenses authorized under the Escrow Agreement (including, without limitation, the previously incurred actual costs and expenses related to the settlement of the Class Action, including but not limited to costs and expenses incurred: (i) by the Special Master and/or the CADA in connection with claims gathering and evaluation and the allocation and distribution process; and (ii) for other settlement administration costs and expenses (including costs associated with notice), as set forth in Section 10) shall be returned to First Health; and (d) the Class Action and Related Proceedings shall revert to their status before the execution of the Settlement Agreement as if related orders and papers and the efforts leading to the Agreement had not been entered, prepared, or taken.  Further, in the event of such termination, First Health shall have full authority to immediately withdraw from the Escrow Account First Health’s contributions and payments, and the earnings (actual and accrued) thereon, without further proceedings or approval of any court, subject to and in accordance with the Escrow Agreement.  In the event any settlement funds are to be returned to First Health in accordance with this Agreement, the necessary consent by the PSC shall be deemed to have been given as required for Section 468B of the Internal Revenue Code of 1986.

13.	ADDITIONAL OBLIGATIONS OF THE PSC AND FIRST HEALTH

13.1         The PSC covenants, represents and warrants to First Health, and First Health covenants, represents and warrants to the PSC, that, as applicable:

13.1.1           The PSC and First Health have not been notified of any pending lawsuit, claim, or legal action related to any Episode brought or made by or on behalf of any putative Class Member other than the Class Action and Related Proceedings;

13.1.2           The PSC and First Health have not been notified of any lawsuit, claim, or legal action against First Health or any Released Party related to any Episode brought or made by or on behalf of any person and/or entity who is not a putative Class Member against First Health;

13.1.3           All liens, assigned claims, interventions, subrogation interests and/or claims, and other encumbrances attaching to the proceeds of this settlement, or the interest of any individual Class Member therein, of which the PSC or First Health have been placed on notice are set forth in Exhibit 6 hereto, and as additional liens, assigned claims, interventions, subrogation interests and/or claims, and other encumbrances become known to the PSC and/or First Health, such exhibit shall be supplemented accordingly; and

13.1.4           The PSC and First Health have exercised due diligence in ascertaining that their respective representations contained in this Settlement Agreement are true and accurate, and the PSC and First Health shall have, until the Effective Date, a continuing obligation to ensure that their representations are accurate, and the PSC and First Health shall notify each other within a reasonable time after learning that any of the representations are or become inaccurate.

13.2         The PSC further covenants, represents and warrants to First Health that:

13.2.1           Prior to the fairness hearing, the PSC shall have explained the terms and effect of this Settlement Agreement to the Plaintiffs;

13.2.2           The PSC has not and will not make any undisclosed payment or promise to any Class Representative;

13.2.3           The PSC have read and reviewed the Settlement Agreement and believe that the settlement embodied therein is in the best interests of each of its clients;

13.2.4           The PSC will strongly recommend to each of its clients that they settle their claims under the terms of the Settlement Agreement; and

13.2.5           Thomas A. Filo, Arthur M. Murray, and John S. Bradford have full authority to enter into and execute this Settlement Agreement and all related settlement documents for and on behalf of and to bind the PSC, individually and on behalf of the Class and the Plaintiffs.

13.2.6           Each named Plaintiff has full authority to enter into and execute this Settlement Agreement and all related documents for, and on behalf of and to bind, him or it.

13.3         The Parties shall use their best efforts to conclude the settlement and obtain the Final Order and Judgment.  The Parties agree that it is essential that this proposed settlement be prosecuted to a successful conclusion in accordance with all applicable provisions of law and in the exercise of good faith on the part of the Parties.  Inherent in the accomplishment of this mutual goal is the understanding among the Parties that the Parties assume the mutual obligation to each other to assist and cooperate in the effectuation of the settlement in accordance with all applicable legal requirements.  To that end, the Parties are obliged to affirmatively support the settlement in the event of appeal, to maintain the integrity and goals of the settlement in all further proceedings in the Class Action, and to take such actions as may be legally proper to assure the jurisdiction of the Court in this and all subsequent proceedings. The settlement is intended to be a final and binding resolution of all Liability.

14.	MISCELLANEOUS PROVISIONS

14.1         The execution of this Settlement Agreement by or on behalf of First Health shall not be construed to release--and the Released Parties expressly do not intend to release and, instead, expressly reserve--any claims the Released Parties have, or may have, against any party (other than the Class and the Class Members acting consistent with the terms of this settlement), including, but not limited to, any claim for any cost or expense incurred in connection with this Settlement Agreement and/or all actions and proceedings contemplated hereunder, including attorneys’ fees and costs.  Moreover, nothing in this Settlement Agreement shall be construed as an admission or acknowledgement that First Health has any obligation to any other Released Party, whether for contribution, for indemnification, or based in contract, related to any Episode.

14.2         Neither this Settlement Agreement, nor the settlement contemplated thereby, nor any proceeding taken hereunder shall be construed as or deemed to be evidence of any fact or an admission or concession by the Released Parties of any liability or wrongdoing whatsoever, which is expressly denied by the Released Parties, or, on the part of the Class Members, of any lack of merit in their claims.  None of the provisions of this Settlement Agreement, nor evidence of any negotiations or proceedings in pursuance of the compromise and settlement herein, shall be offered or received in evidence in the Class Action or any other action or proceeding as an admission or concession of liability or wrongdoing of any nature on the part of the Released Parties, or as an admission of any fact or presumption on the part of the Class, or to establish jurisdiction or venue or to create a waiver of any affirmative defense. None of the provisions of this Settlement Agreement or the Agreement shall be considered an admission or stipulation that the notice requirements of La. R.S. 40:2203.1 are binding on First Health or apply to PPO discounts for workers’ compensation services. The provisions of the Settlement Agreement and/or the Agreement may be offered or received in evidence solely to enforce the terms and provisions thereof and shall not be offered in evidence or used in the Class Action or any other action or proceeding for any other purpose, including in support of the existence, certification, or maintenance of any purported class.  The Parties specifically acknowledge, agree and admit that this Settlement Agreement and the Agreement, along with all related motions and pleadings, shall be considered an offer to compromise and a compromise within the meaning of Rule 408 of the Federal Rules of Evidence, article 408 of the Louisiana Code of Evidence, and any equivalent rule of evidence of any state or federal court, and shall not be offered or received into evidence as an admission or concession of liability or wrongdoing on the part of the Released Parties.  This Section 14.2 shall survive the termination of the Agreement.

14.3         This Settlement Agreement constitutes the entire agreement among the Parties and may not be modified, amended, or waived except by a written instrument duly executed by all the Parties or their authorized representatives; provided, however, First Health may exercise the waiver rights provided under Section 4.17.  Each Party hereto represents and warrants that it is not relying on any representation that is not specifically included in this Settlement Agreement.  This Settlement Agreement supersedes any previous agreements or understandings between or among the Parties on the subject matter of this Settlement Agreement.

14.4         This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.5         The terms and conditions of this Settlement Agreement shall bind and inure to the benefit of the heirs, executors, administrators, predecessors in interest, successors in interest, legal representatives, and assigns of all Parties.

14.6         Except with respect to any waiver provided pursuant to Sections 4.17 or 14.3, any waiver by a Party of any term, condition, covenant, or breach of the Settlement Agreement shall not be deemed to be a continuing waiver of same.

14.7         The Parties agree that the terms and conditions of this Settlement Agreement are the result of arm’s length negotiations between the Parties or their counsel.  None of the Parties shall be considered to be the drafter of the Settlement Agreement or any provision hereof for the purpose of any statute, jurisprudential rule, or rule of contractual interpretation or construction that might cause any provision to be construed against the drafter.

14.8         For purposes of this Settlement Agreement, the use of the singular form of any word includes the plural and vice versa.

14.9         The table of contents and the headings of each Section in this Settlement Agreement are included for convenience only and shall not be deemed to constitute part of this Settlement Agreement or to affect its construction.

14.10       The Parties have agreed that the validity and interpretation of this Settlement Agreement and any of the terms or provisions hereof, as well as the rights and duties of the Parties thereunder, shall be governed solely by the laws of the State of Louisiana without giving effect to any conflict of laws principles and that the exclusive forum for any claim related to the interpretation or enforcement of the Settlement Agreement shall be the 14th Judicial District Court in and for the Parish of Calcasieu, Louisiana.

14.11       Any notice, request, instruction, or other document to be given by any Party to any other Party (other than class notification) shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, or sent by private, overnight delivery carrier operating in the United States of America, providing a receipt with evidence of delivery, as follows:

(a)  If to First Health or the Released Parties, to:

Perry R. Staub, Jr.
TAGGART MORTON, L.L.C.
1100 Poydras Street, Suite 2100
New Orleans, Louisiana 70163

(b) If to the PSC, the Class, or the Plaintiffs, to:

Thomas A. Filo
Cox, Cox, Filo, Camel & Wilson, L.L.P.
723 Broad Street
Lake Charles, Louisiana 70601

and

Arthur M. Murray
The Murray Law Firm
625 S. Charles Ave., 3rd Floor
New Orleans, LA 70130

The Parties may change their respective recipients and addresses for notice by giving notice of such change to the other Parties pursuant to this Section 14.11.

14.12       Thomas A. Filo, as Chairman and Liaison Counsel for the PSC, shall provide, or otherwise ensure the provision of, all required notices to the other members of PSC, including, without limitation, any orders issued by the Court.

14.13       The PSC may seek an order from the Court, which First Health shall not oppose, stating that any contingency fee contracts entered into and dated after December 3, 2010 shall not be enforceable without approval of the Court.

14.14       First Health agrees that in the event that any appeal is taken with respect to the settlement embodied in this Settlement Agreement, First Health will join in a motion to require any appellant other than First Health to post an appeal bond set at the maximum amount allowed by law.

14.15       In the event that one or more of the provisions of this Settlement Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, but only if the Parties mutually elect to proceed as if such invalid, illegal, or unenforceable provision had never been included in this Settlement Agreement.

14.16       In entering into this Settlement Agreement, each Party represents and warrants that it has relied upon its own knowledge and judgment and the advice of counsel. It is expressly understood, agreed, and warranted that, in entering into this Settlement Agreement, no Party has acted in reliance upon any representation, warranty, advice, or action by any other Party except as specifically set forth herein.

14.17       Except as otherwise provided herein or as may be required by law or in connection with notice of the settlement or as otherwise agreed in writing by the Parties, the Parties shall keep the existence of the settlement in confidence until the Court’s entry of the Order of Preliminary Approval.

14.18       Anything contained herein to the contrary notwithstanding, nothing contained in this Settlement Agreement shall afford a Class Member any right to reserve rights against any of the Released Parties, except as provided in Section 1.1, Section 4.8, and Section 8.7.

14.19       All valid liens, assigned claims, interventions, subrogation interests and/or claims, and encumbrances of any third parties related to any Episode and/or otherwise attaching to the proceeds of this settlement, or the interest of any individual Class Member therein shall be satisfied solely from the Class Settlement Fund.  The Released Parties shall not be subject to any liability or expense of any kind to any person and/or entity with regard to such liens, assigned claims, interventions, subrogation interests and/or claims, and encumbrances. The PSC and the Class reserve the right to contest the validity and/or amount of any such lien, assigned claim, intervention, subrogation interest and/or claim, and encumbrance.

14.20       In order to assist the Special Master in allocating settlement funds, First Health shall provide the Special Master appropriate data concerning benefits, claims, and workers’ compensation payments made to Louisiana Providers since January 1, 2000 where a PPO discount was taken by or through any First Health network.

14.21       The Class Settlement Notice will be designed to (a) provide proper notice to the Class Members; (b) effectively reach the Class Members; and (c) satisfy federal and state due process and other relevant standards. The Class Settlement Notice will be prepared to allow persons and entities to opt out of the Class as Defined.

14.22       The Notice Plan, as approved by the Court, shall provide for dissemination:  (a) by first class mail to the last known address of all putative Class Members, if reasonably ascertainable; (b) by publication in the Lake Charles American Press, The Times (Shreveport), and The Advocate (Baton Rouge), and the Times Picayune, each on two separate days; (c) by such other newspaper publication(s), if any, as necessary to satisfy due process; (d) to all known attorneys who have in the past represented or presently represent any Class Member individually in matters related to any Episode with instructions that such counsel are to disseminate a copy of the notice to their respective clients who have not received notice pursuant to (a) above; (e) by posting at the courthouse of the 14th Judicial District Court in and for the Parish of Calcasieu in the office of the Clerk of Court; (f) by posting at such other public places as may be further ordered by the Court; and (g) by posting a copy at a neutral website. The dissemination of the notice shall be the responsibility of the PSC.

14.23       The PSC and First Health must jointly agree on the Class Settlement Notice and the Notice Plan prior to submission to the Court.

14.24       If, for any reason, Perry R. Staub, Jr. or Thomas A. Filo become unable to fulfill their respective roles under this Settlement Agreement and/or any exhibit hereto, including, without limitation, the Escrow Agreement, they may be replaced by the Party and/or Parties they represent via written notice provided to the other Parties pursuant to Section 14.11.

February 2, 2011	/s/ Thomas A. Filo
Date	Thomas A. Filo
Michael K. Cox
Cox, Cox, Filo, Camel & Wilson, L.L.P.
723 Broad Street
Lake Charles, Louisiana 70601

February 2, 2011	/s/ Stephen B. Murray
Date	Stephen B. Murray
Arthur M. Murray
Stephen B. Murray, Jr.
The Murray Law Firm
625 St. Charles Ave., 3rd Floor
New Orleans, LA 70130

January 31, 2011	/s/ John S. Bradford
February 2, 2011	/s/ William B. Monk
Date	John S. Bradford
William B. Monk
Stockwell, Sievert, Viccellio,
Clements & Shaddock, L.L.P.
One Lakeside Plaza, Fourth Floor
Lake Charles, Louisiana 70601

REPRESENTING THE PSC, INDIVIDUALLY AND ON BEHALF OF THE CLASS AND THE PLAINTIFFS

January 31, 2011	/s/ Clark A. Gunderson, M.D.
Date	Clark A. Gunderson, M.D. (A Medical Corporation)

PLAINTIFF

January 31, 2011	/s/ Beutler-England Chiropractic Clinic
Date	Beutler-England Chiropractic Clinic

PLAINTIFF

January 31, 2011	/s/ Frank W. Lopez, M.D.
Date	Frank W. Lopez, M.D.
(A Professional Medical Corporation)

PLAINTIFF

January 31, 2011	/s/ Southwest Louisiana Hospital Association
Date	Southwest Louisiana Hospital Association
d/b/a Lake Charles Memorial Hospital

PLAINTIFF

January 31, 2011	/s/ West Calcasieu Cameron Hospital Service District
Date	West Calcasieu Cameron Hospital Service District

PLAINTIFF

January 31, 2011	/s/ Advanced Rehab Services, Inc.
Date	Advanced Rehab Services, Inc.

PLAINTIFF

/s/ Perry R. Staub, Jr.
Date	Perry R. Staub, Jr.
TAGGART MORTON, L.L.C.
1100 Poydras Street, Suite 2100
New Orleans, Louisiana 70163
Direct: 504-599-8513
Fax: 504-599-8501

ATTORNEY FOR FIRST HEALTH GROUP CORP.

First Health Group Corp.

February 2, 2011	By:	/s/ Thomas C. Zielinski
Date
	Its:	EVP/General Counsel

DEFENDANT

List of Exhibits

Exhibit 1 --	Escrow Agreement

Exhibit 2 --	Order of Preliminary Approval

Exhibit 3 --	Final Order and Judgment

Exhibit 4 --	Notice Procedure

Exhibit 5 --	Class Member Release

Exhibit 6 --	Liens, Assigned Claims, Interventions, Subrogation Interests and/or Claims, and Encumbrances